Exhibit 10.60

RESORTS INTERNATIONAL HOTEL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the                  24th day of March, 2006 by and between RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation (the “Company”), and Francis X. McCarthy, an individual residing at 132 Heritage Road, Haddonfield, New Jersey 08033 (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company hereby employs Executive, and Executive hereby accepts employment from the Company in the capacity of Executive Vice President of Finance and Assistant General Manager. Executive will report directly to the President, Chief Executive Officer; and/or GM and CEO, and such other individuals as the Board of Directors may designate.

WHEREAS, the Company believes that the future growth, profitability and success of the Company’s business will be enhanced by the continued employment of Executive; and

WHEREAS, Executive and the Company now desire to embody in this Agreement the terms and conditions of Executive’s employment with the Company, which terms and conditions shall supersede all prior oral and written agreements, arrangements and understandings relating to Executive’s employment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES: The Company hereby employs Executive, and Executive hereby accepts employment from the Company in the capacity of its Senior Vice President Finance/CFO. The principal location of the Executive’s employment shall be at the Company’s offices located in Atlantic City, New Jersey, although the Executive understands and agrees that Executive may be assigned to any property owned by the Company in Atlantic City. Additionally, Executive further understands and agrees that he may be required to travel from time to time for business reasons. Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company and shall have no other employment and no other business ventures, activities or relationships which are undisclosed to the Company or which, in the opinion of the Company, conflicts with Executive’s duties under this Agreement. Executive will perform such duties as required by the Company and normally associated with Executive’s position, together with such additional duties, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by a Company’s Executive or President and Chief Operating Officer.

2. TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the date first set forth above (the “Effective Date”). The term of this Agreement shall be for a period of three (3) years (the “Initial Term”) beginning on the Effective Date, subject to earlier termination pursuant to Paragraph 6 herein. This Agreement shall automatically renew subject to the same terms and conditions for additional one (1) year terms (each a “Renewal Term”) unless terminated by either party by providing the other party with a written termination notice at least ninety (90) days prior to the end of the Initial Term or the then current Renewal Term. The Initial Term and each Renewal Term are hereinafter collectively referred to as the “Term”. Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound, to the extent applicable, by the terms and conditions set forth in Paragraph 7 and 8 hereof.

3 COMPENSATION.

(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay Executive, and Executive agrees to accept from the Company, a salary in the initial amount of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum (the “Base Salary”), payable in such installments as the Company pays its similarly placed executives, subject to usual and customary deductions for withholding taxes and similar charges, and customary contributions to health and welfare programs in which Executive is enrolled. The Base Salary shall be reviewed on an annual basis in accordance with Executive’s annual performance evaluation and increased at the Company’s sole discretion.

(b) Bonus Compensation. Executive will be eligible to participate in the Company’s bonus program applicable to Executive’s position with thresholds and triggering events for payment based on the achievement of the Company’s annual budget and other business plan targets as determined by the Company’s Board of Directors and communicated to Executive. Annual bonus payments hereunder shall be paid by the Company on the date year-end bonuses are paid generally to executives of the Company, provided that in no event shall the annual bonus be less than $50,000.00 (the minimum annual bonus period).

4. BENEFITS. You will be entitled to all the usual benefits offered to employees at your level, including vacation, sick time, participation in Company’s sponsored medical, dental and insurance programs, as well as the ability to participate in the Company’s retirement savings plan, subject to the limitations imposed by the terms of that plan. During the Term, Executive shall be entitled to not less than three (3) weeks vacation per year; in addition to laundry services and either cell phone will be supplied, or Executive will be reimbursed for same.

(a) IPO Participation. In the event that there is an initial public offering of the Company’s securities pursuant to an effective registration statement filed with the Securities and Exchange Commission (an “IPO”), Executive shall participate in compensatory grants of equity-based awards made in connection with such IPO on substantially the same basis as similarly situated executives of the Company, as determined by the Company’s Compensation Committee in its discretion.

(b) Automobile Allowance During the Term, Executive will be entitled to a monthly auto allowance in the amount of $1,000 per month.

5. LICENSING REQUIREMENTS. Executive hereby covenants and agrees that, at all times during the Term of this Agreement, Executive shall keep and maintain, in full force and effect, any and all licenses, permits or work authorizations which may be required by any Federal, State of local government agency, including but not limited to any casino gaming regulatory agency having jurisdiction over Executive or the Company necessary for Executive to properly work and perform the duties of Executive’s position. The Company and Executive further covenant and agree that the Company shall be responsible for Executive’s regulatory costs, not including attorney’s fees, accountant fees and costs, incurred in procuring the first instance and thereafter renewing such required license(s), permits or work authorizations. Further, the Company and Executive agree that this Agreement shall be subject to provisions of the applicable laws, rules and regulations of the jurisdiction(s) having authority with respect to this Agreement, the Company and the Executive.

6. TERMINATION. Executive’s Employment with the Company may be terminated (a) by Company for cause (as defined below); (b) by the Company at any time without cause; or (c) by Executive at any time.

(a) For Cause Termination. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary, accrued and unused vacation pay through the date of such termination and any other compensation and benefits (other than severance benefits) to which Executive is entitled under the terms of any of the Company’s employee benefit plans, policies, programs or arrangements (the “Accrued Benefits”). For purposes of this Agreement, “Cause” shall mean the following: (i) fraud or embezzlement with respect to the Company by Executive; (ii) material breach by Executive of this Agreement including, but not limited to a breach of the License Requirements of Paragraph 5, after notice thereof is given in writing and such breach is not cured to the satisfaction of the Company within a reasonable period of time under the circumstances or a determination by any gaming regulatory authority that you are not deemed fit for licensure whether or not such a license is actually needed for Executive’s work in the jurisdiction Executive’s employment is located; (iii) material breach of any reasonable and lawful rule, policy or directive of the Company, including but not limited to performance goals; (iv) gross or willful neglect of duties; (v) alcohol or drug dependency; (vi) death; or (vii) disability preventing the performance of Executive’s duties with reasonable accommodation for more than 90 continuous days or more than 180 days in any 12 month period.

(b)	Termination Without Cause. If Executive’s employment is terminated by the Company other than for Cause prior to the end of the Term hereof, then Executive shall be entitled to, upon Executive providing the Company with a signed release of claims in a form adopted by the Company’s Board of Directors from time to time (i) the Accrued Benefits, (ii) the greater of the term remaining, or an amount equal to twelve (12) months Base Salary in a lump sum payment payable on the date of termination, but in no event greater than twenty-four (24) months, nor less than twelve (12) months and (iii) continuation of Executive’s coverage under the Company’s medical plan until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits of a new employer or (B) twelve (12) months from the date of such termination and (iv) payment of $50,000.00 annual bonus.

(c) Change in Control. If Executive resigns from employment with the Company after three (3) months, but prior to six (6) months after Change in Control, Executive shall be entitled to receive, in lieu of any payments or benefits described in subparagraphs (a) and (b) above, a lump sum severance payment equal to the greater of (i) six (6) months Base Salary or (ii) an amount equal to Executive’s Base Salary for the remainder of the unexpired Term, but in no event exceeding eighteen (18) months Base Salary and pro-rated guaranteed annual bonus. If Executive’s employment is terminated by the Company Without Cause within six (6) months after a Change in Control, Executive shall be entitled to receive, in lieu of any payments or benefits described in subparagraphs (a) and (b) above, a lump sum severance and pro-rated guaranteed annual bonus payment equal to the greater of (i) twelve (12) months Base Salary of (ii) an amount equal to executive’s Base Salary and pro-rated guaranteed annual bonus for the remainder of the unexpired Term, but in no event exceeding twenty-four (24) months Base Salary and pro-rated guaranteed annual bonus. In addition to the foregoing payments described in this subparagraph (c), if the Executive’s employment is terminated by the Company Without Cause within six (6) months after Change in Control or Executive resigns from employment with the Company within three (3) months after a Change in Control, Executive shall be entitled to: (i) coverage under the Company’s medical and dental plans for a period of eighteen (18) months of additional coverage. For purposes of this Agreement, a “Change in control” shall mean, the acquisition by any person, entity or company that acquires beneficial ownership of Fifty Percent (50%) or more of the voting stock of the

Company as now constituted. However, in no event shall at Initial Public Offering (IPO) be considered a change of control for the purposes of this Agreement. In the event a change of control payment occurs as defined herein, the change of control provision in this paragraph shall supercede all other severance provisions. If Executive does not resign from employment after the three months following a change of control, or if termination of employment does not occur within the first six (6) months following a change of control, the severance provision of this agreement shall control.

(d) Resignation, Death or Disability. If Executive’s employment is terminated by reason of Executive’s death, disability, or voluntary resignation (other than a resignation treated as a termination Without Cause as described above, or following a Change in Control, as described above) prior to the end of the Term, Executive shall not be entitled to receive any further compensation or benefits other than: (i) accrued and unpaid Base Salary, (ii) accrued and unused vacation pay through the date of termination, (iii) the Accrued Benefits, if any, and (iv) if Executive’s termination is due to death or disability, but not for voluntary resignation, a prorated portion (based on Executive’s length of service during the year of termination) of the annual bonus Executive would have been entitled to receive under Paragraph 3(b) hereof if Executive had remained employed through the end of the fiscal year that includes Executive’s termination date, provided the applicable performance targets of the Company (and, as applicable, Executive) have been achieved for such fiscal year. The prorated bonus referred to in the preceding sentence shall be determined after the completion of the fiscal year in which Executive’s employment terminates and shall be paid (without interest) to executive at the time bonuses are paid to the Company’s employees generally.

7. RESTRICTIVE COVENANT.

(a) Noncompetition. Should Executive voluntarily terminate Executive’s employment hereunder or should Executive be terminated for Cause pursuant to the provisions of Paragraph 6 (a) (i), (ii), (iii) or (iv) of this Agreement, executive agrees that for the twelve (12) month period immediately following such termination, Executive shall not directly or indirectly, either as principal agent, executive, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal activity of the Company or its affiliates within Atlantic City. It is further agreed Executive can reduce the twelve (12) month restrictive covenant of non-competition to a minimum of six (6) months if he additionally agrees to reduce the corresponding severance payment, which will be calculated on a month to month basis. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of The Company and its affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice. In the event of a change of control, the restrictive covenant (7a.) Noncompetition will terminate, however the restrictive covenant (7b.) Solicitation of Executives will remain in full force and effect.

(b) Solicitation of Executives, Etc. During the term and for one (1) year period immediately following the date of termination of Executive’s employment hereunder, Executive shall not, directly or indirectly, solicit or induce any officer, director, executive, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(c) Solicitation of Clients, Etc. During the Term and for one (1) year period immediately following the date of termination of Executive’s employment hereunder, Executive shall not, directly or indirectly solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates, or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliate, for the purpose of associating with any competitor of the Company or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(d) Disparaging Comments. During the Term and thereafter, Executive and the Company agree that they will make no disparaging or defamatory comments regarding the other party in any respect or make any comments concerning any aspect of the termination of their relationship. The obligations of Executive and the Company under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

8. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of executive’s employment or thereafter, without the Company’s prior written consent, disclose to any other person or business entity any such information or any trade secrets, plans or other information or data, in whatever form, concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive disclose to any third party or utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. In addition, as part of executive’s employment Executive will be required to acknowledge and sign appropriate confidentiality policy and nondisclosure agreements which the company shall adopt substantially in the form of the attached Exhibit A. You hereby confirm that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on your activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. This confidentiality provision shall survive the termination of this agreement.

9. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

10. GENERAL.

(a)	This Agreement shall be construed and governed by the laws of the State of New Jersey, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

(b)	Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of the Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in New Jersey to the National Employment Dispute Resolution Rules and

procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the New Jersey Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

(c)	If any provision of this Agreement should be wholly or partially invalid, unenforceable or unlawful, then this Agreement shall be severable in respect of the provision in question (to the extent that it is invalid, unenforceable or unlawful), and the remaining provisions of this Agreement shall continue in full force and effect. This Agreement constitutes the entire understanding between the parties and shall supersede any and all other understandings, oral or written. No addition to, or mediation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of both parties.

(d)	The several rights and remedies provided for in the Agreement shall be construed as being cumulative, and no one of them shall be deemed to exclusive of the others or of any right or remedy allowed by law. No waiver by the Company or Executive of any failure by Executive or the Company, respectively, to keep or perform any provision of t his Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

(e)	Unless expressly provided herein or therein, the expiration of the Term shall not alter or affect any rights or obligations of the company or Executive under any other agreement or plan.

(f)	This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

11. EXECUTIVE REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WITNESS:	RESORTS INTERNATIONAL HOTEL, INC.

WITNESS:	EXECUTIVE

Francis X. McCarthy